Executive Employment Letter Addendum #2
Whereas, Nancy Valente (“Executive”) is employed by Xencor, Inc. (“Company”) as its Executive Vice President & Chief Development Officer and Executive is subject to an Employment Letter, dated April 7, 2023, and an addendum thereto, dated November 7, 2023 (together, the “Employment Letter”);
Whereas, pursuant to the Employment Letter, Executive was entitled to receive reimbursement for temporary housing costs for up to nine (9) months from the commencement of employment with the Company, subject to applicable tax withholding and gross up thereon;
Whereas, the temporary housing costs Executive was eligible to receive pursuant to the Employment Letter have ended and the Company desires to provide Executive with additional temporary living costs, subject to Executive’s continued employment with the Company.
Now, therefore, Executive and the Company agree as follows:
Executive will be eligible to be reimbursed for temporary living expenses near Pasadena, CA for a duration of twelve (12) months from the effective date of this agreement, subject to Executive’s continued employment with the Company. The maximum reimbursement Executive is eligible to receive will be $6,000 per month, subject to applicable tax withholding to the extent the Company determines the reimbursement will constitute taxable income to Executive pursuant to applicable law.
In Witness Whereof, each of the parties has executed this agreement, in the case of the Company, by its duly authorized officer.

Executive:
/s/ Nancy Valente
    Nancy Valente

June 1, 2024
    Date

Company:
Xencor, Inc.
By /s/ Bassil Dahiyat
Name Bassil Dahiyat
Title President and Chief Executive Officer